Exhibit 99.1

VISTA EQUITY PARTNERS COMPLETES ACQUISITION OF APPTIO

Bellevue, WA, January 10, 2019 – Apptio, Inc., software that fuels the digital transformation, today announced that it has been acquired by Vista Equity Partners (“Vista”), a leading investment firm focused on software, data and technology-enabled businesses. The $1.94 billion transaction, originally announced on November 11, 2018, was approved by Apptio’s stockholders on January 8, 2019 and completed on January 10, 2019.

“More than a decade ago, we began building the next great cloud software platform to help companies make smart decisions as they plan, analyze, and optimize technology investments,” said Sunny Gupta, co-founder and CEO of Apptio. “The resources and financial strength of Vista will allow Apptio to enter our next chapter of growth, maintain our commitment and passion for customers, and cement our leadership position in fueling digital transformation at hundreds of organizations of all sizes around the world.”

Following the transaction, Gupta will stay on as CEO, Apptio headquarters will remain in Bellevue, WA, and Apptio will continue to operate independently as Apptio, Inc.

With the completion of the acquisition, Apptio common stock ceased trading and is no longer listed on the NASDAQ Stock Market.

Qatalyst Partners acted as the exclusive financial advisor to Apptio and Wilson Sonsini Goodrich & Rosati served as legal advisor to Apptio to support the acquisition. Vista’s legal advisor is Kirkland & Ellis LLP.

About Apptio

Apptio is the leading software to fuel digital transformation. We help technology and finance leaders make smart decisions as they plan, analyze, and optimize technology investments in pursuit of digital transformation. Apptio’s software uses machine learning to translate technology costs and utilization across on-premises systems, vendors, projects, agile and cloud systems into a holistic, business-centric view. With Apptio, IT leaders make smarter digital transformation investments. Companies of all sizes and geographies trust Apptio to fuel their digital transformation, including 50% of the Fortune 100. For more information, please visit www.Apptio.com.

About Vista Equity Partners

Vista Equity Partners is a U.S.-based investment firm with offices in Austin, Chicago, New York City, Oakland, and San Francisco with more than $46 billion in cumulative capital commitments. Vista exclusively invests in software, data, and technology-enabled organizations led by world-class management teams. As a value-added investor with a long-term perspective, Vista contributes professional expertise and multi-level support towards companies to realize their full potential. Vista’s investment approach is anchored by a sizable long-term capital base, experience in structuring technology-oriented transactions, and proven management techniques that yield flexibility and opportunity. For more information, please visit www.vistaequitypartners.com.

Media Contacts

Apptio:

Sarah Vreugdenhil

pr@apptio.com

Vista Equity Partners:

Alan H. Fleischmann

vista@laurelstrategies.com

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